UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
_________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 17, 2026
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CapsoVision, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	001-42705	20-3369494
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

18805 Cox Avenue, Suite 250 Saratoga, California	95070
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (408)-624-1488
n/a
(Former Name or Former Address, if Changed Since Last Report)
_________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $0.001 par value per share	CV	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.          Entry into a Material Definitive Agreement.
On September 17, 2026, CapsoVision, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with certain investors (the “Purchasers”), which provides for the issuance and sale, in a registered direct offering by the Company, of an aggregate of 3,163,444 shares (the “Shares”) of its common stock, par value $0.001 per share (the “Common Stock”), at a purchase price of $5.69 per share of Common Stock (the “Offering”). The purchase price per share represents a discount of approximately 5% to the last reported sale price of the Common Stock on The Nasdaq Capital Market on September 16, 2026. The Offering was made without an underwriter or placement agent. The Offering is expected to close on or about September 18, 2026, subject to the satisfaction or waiver of customary closing conditions.
Each of the Purchasers is an existing stockholder of the Company. Star One Global Capital Limited is wholly owned by Ching-Hang Shen. Ching-Hang Shen and Eliyahou Harari are related persons because each beneficially owns more than 5% of the Company’s outstanding Common Stock. In this Offering, Star One Global Capital Limited is purchasing 878,734 shares for an aggregate purchase price of approximately $5.0 million and Eliyahou Harari is purchasing 1,757,469 shares for an aggregate purchase price of approximately $10.0 million. An additional existing stockholder who owns less than 5% of the Company's outstanding Common Stock is purchasing the remaining 527,241 shares for an aggregate purchase price of approximately $3.0 million. The Purchasers are purchasing shares at the same price and on the same material terms as each other. The Company’s board of directors approved the Offering, and the Company’s audit committee reviewed and approved the related person transactions in accordance with the Company’s related person transaction policy.
The aggregate gross proceeds to the Company from the Offering will be approximately $18 million, before deducting estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the Offering for general corporate purposes, including sales and marketing, research and development activities, general and administrative matters, and working capital.
The Purchase Agreement contains customary representations, warranties and agreements by the Company and the Purchasers, customary conditions to closing, and other obligations of the parties. The foregoing summary of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a form of which is filed as Exhibit 10.1 to this Current Report on Form 8-K (this “Current Report”) and is incorporated herein by reference.
The Shares are being offered and sold by the Company pursuant to the Registration Statement on Form S-3 (File No. 333-298315), which was declared effective by the Securities and Exchange Commission on August 21, 2026 (the “Registration Statement”), and a related prospectus included in the Registration Statement, as supplemented by a prospectus supplement dated September 17, 2026.
A copy of the legal opinion of O’Melveny & Myers LLP, relating to the validity of the Shares to be issued in the Offering, is filed as Exhibit 5.1 to this Current Report and is filed with reference to, and is hereby incorporated by reference into, the Registration Statement.
Item 9.01           Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

5.1	Opinion of O’Melveny & Myers LLP

10.1*	Form of Securities Purchase Agreement

23.1	Consent of O’Melveny & Myers LLP (included in Exhibit 5.1)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain personally identifiable information of this exhibit has been omitted pursuant to Item 601(a)(6) of Regulation S-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPSOVISION, INC.

Date: September 18, 2026	By:	/s/ Kang-Huai (Johnny) Wang
	Name:	Kang-Huai (Johnny) Wang
	Title	Director, President and Chief Executive Officer